Exhibit 10.50

Summary of MeadWestvaco Corporation 2014 Annual Incentive Plan

Under the MeadWestvaco Corporation Annual Incentive Plan (the “Plan”), which is a part of the 2005 Performance Incentive Plan, Amended and Restated effective February 25, 2013, the Compensation and Organization Development Committee (the “Committee”) of the Board of Directors annually approves an annual incentive award for each executive that is payable in cash, subject to achievement of pre-established performance goals. The size of each executive officer’s annual award is determined by application of his or her annual incentive target (expressed as a percentage of base salary) multiplied by performance factors based on achievement of goals. The Committee examines incentive targets annually to confirm that the target is reasonable when viewed against external competitive market data, peer group and general industry trends.

For 2014, the Committee established a performance-based incentive pool for certain executive officers equal to a designated percentage of actual earnings before interest and tax (“EBIT”) achieved. EBIT is defined as full year net sales less the cost of goods sold and selling, general and administrative expenses, excluding interest income and expense, corporate income taxes, extraordinary items, discontinued operations, restructuring charges and certain one-time costs and the cumulative effect of accounting changes.

Funding of the performance-based incentive pool under this formula permits the Committee to pay annual cash incentives to all executive officers based on the attainment of additional key financial and/or operational metrics. These additional objectives for executive officers are also set by the Committee, and for 2014 include the goals of (i) enterprise economic profit (“EP”), defined as after-tax EBIT, less the company’s weighted average cost of capital applied to total capital employed, (net debt plus total equity) subject to certain adjustments, (ii) revenue growth and (iii) operating margin. For each of these performance objectives, the Committee sets performance driven threshold, target and stretch payout levels reflecting a payout curve ranging from 50% of the target incentive to 200% of the target incentive. Annual incentives are subject to an individual maximum payout in accordance with the terms of the Plan. The Committee may adjust award values to reflect progress made towards target performance levels for EP, revenue growth and operating margin goals, provided no awards are payable in the event the threshold for EBIT (which funds the incentive pool) is not achieved.

Annual incentive awards are subject to the company’s Recoupment Policy.